[Certain information has been excluded from this exhibit because it both (i) is not material and

(ii) is the type of information that the Company treats as confidential.]

Exhibit 10.1

Christopher Layden

[***]

[***]

Dear Chris,

Congratulations, and welcome to Kelly. We take pride in connecting people to work in ways that enrich their lives – and change the lives of others.

On behalf of the Kelly Services, Inc’s. Board of Directors, I am pleased to formally extend to you this offer of employment as President and Chief Executive Officer. We are confident that your leadership experience and strategic vision will be instrumental in shaping Kelly’s future. We look forward to welcoming you to our Senior Leadership Team, and to your contributions to our continued success and growth. Your start date will be September 2, 2025, or such earlier or later date as we mutually agree (the “Start Date”). This offer of employment is conditioned on your satisfactory completion of certain requirements, as more fully explained in this letter. Your employment is subject to the terms and conditions set forth in this letter.

Duties

In your capacity as President and CEO, you will set, articulate and communicate the Company’s vision and long-term strategy; provide financial oversight and be accountable for financial performance of the Company; provide operational, compliance and risk management; engage and maintain relationships with the Board of Directors, investors, customers, employees and the public; drive Company innovation and growth; and perform such other duties and responsibilities as may be assigned to you from time to time by the Board of Directors that are commensurate with your position. You will report directly to the Board of Directors of the Company (the “Board”). You will also serve as a member of the Board for no additional compensation. You agree to devote your full business time, attention and best efforts to the performance of your duties and to the furtherance of the Company’s interests. Notwithstanding the foregoing, nothing in this letter shall preclude you from devoting reasonable periods of time to charitable and community activities and, subject to Board approval, serving on boards of nonprofits, business associations, or other companies (public or private) not in competition with the Company, provided that none of these activities interferes with the performance of your duties hereunder or creates a conflict of interest.

Location

Your principal place of employment shall be at our corporate headquarters in Troy, Michigan, subject to remote work in alignment with the needs of the business and business travel as needed to properly fulfill your employment duties and responsibilities.

Compensation

Your annual salary will be $1,000,000, which will be paid in bi-weekly increments. Your salary will be reviewed periodically as part of the Company’s compensation review process and any increase is subject to approval by the Compensation and Talent Management Committee of Kelly Services Inc. Board of Directors (the “Compensation Committee”).

You will participate in the Company’s Short-Term Incentive Plan (STIP) with a target opportunity of 125% of earned annual salary or such percentage as the Compensation Committee may approve. For 2025, your STIP award will be guaranteed to pay at least $450,000. STIP awards will be made pursuant to our STIP plan document that has been provided to you.

Beginning with the 2026 grant, you will be eligible for consideration to receive Long-Term Incentives (LTI) awards, as considered, approved and granted by the Compensation Committee. The current LTI design is a mix of Performance Shares (75%) and Restricted Stock (25%), at grant levels as determined annually by the Compensation Committee. The target award opportunity for this position is 250% of annual salary. Earned performance shares may range from 0% to 200% of the target award, based upon the achievement of LTI goals. LTI awards are governed by the terms of the Kelly Services, Inc. Equity Incentive Plan (EIP), a copy of which is enclosed in this packet. You will receive further details about the Long-Term Incentives at the time of the 2026 grant.

Sign-on Compensation

Cash Award

After you begin your active employment with Kelly Services, Inc., you will receive a one-time cash sign-on bonus in the amount of $450,000. This amount will be paid to you in the next available payroll following your Start Date. If you voluntarily terminate your employment (other than for Good Reason, as defined below) or are involuntarily terminated for Cause (as defined below), within two years of your Start Date, you agree to repay the signing bonus pursuant to a payback agreement to be provided for your signature prior to your Start Date.

Stock Award

On the first 15th of the month following your Start Date (September 15th if your start date is occurs prior to such date), you will receive a one-time equity grant of KELYA shares of Restricted Stock valued at $4,000.000, subject to the terms and conditions of the Kelly Services, Inc. Equity Incentive Plan as of such date (the “Sign-On Award”). The number of restricted shares will be determined based on the KSI closing price on the grant date. You will be vested into these restricted shares over a three-year period; 15% on the first anniversary of the grant date, 35% on the second anniversary, and 50% on the third anniversary. Your Sign-On Award will be evidenced by an award agreement, substantially in the form of our Restricted Share Award Agreement ( a copy of which has been provided to you), provided that your Restricted Share Award Agreement shall provide that if prior to the date the Sign-On Award has fully vested your employment terminates for any reason other than termination by the Company for Cause (as defined below) or your resignation other than for Good Reason (as defined below), then the Sign-On Award shall vest in full (100%) on the date of such employment termination or the Company, at its discretion, may compensate you in the amount of the then current per share value of any unvested shares.

For purposes of this letter, “Good Reason” shall mean, in connection with a Change in Control (as defined in the Severance Plan (as defined below)) the meaning set forth in the Severance Plan and as specifically referenced herein and associated documents shall mean and refer to the occurrence following circumstances:

(a) a reduction, in excess of 10 percent, of your then current base salary other than a general reduction in base salary that affects all similarly situated executives;

(b) a reduction, in excess of 10 percent, of your then current target annual bonus opportunity other than a general reduction in that affects all similarly situated executives;

(c) a material, adverse change in your title, reporting relationships, authority, duties or responsibilities other than temporarily while you are physically or mentally incapacitated; provided, however, that a change in your authority, duties or responsibilities due to a change in business strategy, or economic conditions, or a divestiture not requiring stockholder approval, shall not constitute Good Reason; or

(d) any material breach by the Company of this letter or the associated documents.

You cannot terminate your employment for Good Reason unless you provide written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 60 days of the initial existence of such grounds and the Company has had at least 30 days from the date of such notice to cure such circumstances. If You do not provide notice of termination of your employment for Good Reason within 60 days after the first occurrence of the applicable grounds, then you will be deemed to have waived the right to terminate for Good Reason with respect to such grounds.

Withholding

All forms of compensation paid to you as an employee of the Company shall be less all applicable withholdings.

Stock Ownership

As an executive officer, you will be required to comply with the Kelly Services, Inc. Executive Stock Ownership Requirements. The purpose of executive share ownership is to align the interests of senior officers with those of the Company’s shareholders and to also demonstrate commitment to the Company’s long-term goals and creation of long-term Company value. Your minimum ownership requirement will be equal to six (6) times your base salary. Until the minimum stock ownership level has been achieved, you must retain fifty percent (50%) of all net shares delivered through Kelly’s Equity Incentive Plan. Ownership requirements must be satisfied within a reasonable period, anticipated to be within five years of your appointment as an executive officer. You will be provided with a copy of the guidelines for review.

Trading Blackout Periods and Pre-Clearance

As an executive officer and according to the Kelly Services, Inc. Insider Trading Policy and Section 16 Compliance Procedures, you will be subject to quarterly blackout periods that prohibit trading in Company securities. In addition, you will be required to obtain pre-clearance from the Corporate Secretary prior to engaging in any transaction of Company securities. You will be provided with a copy of the policy for review.

Clawback Policy

As a senior officer, you are subject to the terms of the Company’s Incentive Compensation Recovery (“Clawback”) Policy. The Clawback Policy applies to performance-based annual and long-term incentives and provides for the forfeiture or repayment of these incentives in the event of various conditions as defined in the policy and as determined by authority of the Compensation Committee of the Board of Directors. You will be provided with an acknowledgement and agreement for your signature, indicating that you understand and agree to the terms of the policy.

At-will Employment

Your employment with the Company will be for no specific period of time. Rather, your employment will be at-will, meaning that you or the Company may terminate the employment relationship at any time, with or without Cause, and with or without notice and for any reason or no particular reason. Although your compensation and benefits may change from time to time as described in this letter, the at-will nature of your employment may only be changed by an express written agreement signed by an authorized officer of the Company.

Severance/Change in Control Severance

The Kelly Services, Inc. Amended and Restated Senior Executive Severance Plan (the “Severance Plan”), a copy of which has been provided to you, provides severance benefits to participants who incur a termination of employment in qualifying circumstances. A copy of the Severance Plan has been provided to you for reference.

During your employment you will participate in the Severance Plan as a Tier 1 Participant eligible to receive severance benefits under the terms and conditions of the Severance Plan as in effect on the date of this letter (as modified below) without regard to any amendment or termination thereof (unless you are entitled to greater severance benefits under the Severance Plan as may be amended or a replacement or successor plan or agreement, in which case you shall be entitled to the greater severance benefits under such amended, replacement or successor plan or agreement).

For purposes of this letter, “Cause” shall be as defined in the Severance Plan as of the date hereof and is specially modified to include a willful, material breach by you of the terms and conditions of this letter (including, but not limited to, a material breach of any of the representations contained herein or the associated Acknowledgements (as defined below) executed by you in acceptance of your offer of employment) or your gross negligence or willful engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise, whether or not related to your employment with the Company.

Section 409A

This offer letter is intended to comply with Section 409A of the Internal Revenue Code and will be administered accordingly. Payments under this letter will only be made if permitted under Section 409A or an applicable exemption. Any payments that can be excluded as separation pay or short-term deferral will be, to the fullest extent allowed. Each installment payment is treated as a separate payment for Section 409A purposes. Termination-related payments will only be made after a “separation from service” as defined in Section 409A. The Company does not guarantee Section 409A compliance and is not liable for any resulting taxes or penalties

If any termination payment is considered “nonqualified deferred compensation” and you are a “specified employee,” payment will be delayed until the first payroll after six months from your termination (the “Specified Employee Payment Date”) or until your death, if sooner. Any delayed payments will be paid in a lump sum on the Specified Employee Payment Date, with any remaining payments following the original schedule.

Relocation

You will be offered company funded relocation assistance to support your and your family’s agreed upon transition to the Metropolitan Detroit area. The relocation assistance is contingent upon signing Kelly’s Relocation Payback Agreement in the agreed upon form.

Officer Training

As an Officer of Kelly Services, you will be assigned Kelly’s mandatory Officer Training curriculum which is to be completed and acknowledged after the start of your employment.

Benefits Information and Enrollment

Information regarding Kelly benefits is available at [***]. You will receive an e-mail from Benefits at Kelly Services ([***]) when you are able to access our Benefits at Kelly portal to complete the enrollment process.

If you have any questions, feel free to contact Kelly Benefits Enrollment Center at [***], Monday through Friday from 9 a.m. to 6 p.m. ET.

Management Retirement Plan (MRP)

The MRP is a non-qualified defined contribution deferred compensation plan for highly compensated employees (as defined in the Summary Plan Description). You may elect to defer, on a pre-tax basis, up to 25% of your annual base salary and 50% of any short-term incentive you may be eligible to receive into the MRP. When you make a deferral election of your compensation you will be immediately eligible for Kelly matching contributions. For every dollar you contribute up to 10% of your eligible pay each pay period and up to 10% of your incentive award, Kelly will match 50 cents and contribute that match to your MRP account. You will become vested in any Kelly matching contributions after three years of service. You will be eligible to participate in the MRP on your Start Date. Enrollment deadlines and additional details are included in this packet.

Liability Insurance; Indemnification

The Company carries director’s and officer’s liability insurance to cover legal liability for all employees serving in an officer position. The coverage and limits are reviewed from time to time by executive management and are regarded as reasonable and adequate. You will be covered by such, subject to and in accordance with the policy’s terms and conditions, and entitled to indemnification as provided under the Company’s Bylaws.

Vacation

At Kelly, we encourage officers to take time off as needed while ensuring considering the needs of the business and individual commitments.

Vacation Facilities

As an Officer, you will be eligible for vacation time use of the company-owned condominium in Harbor Springs, Michigan subject to availability and ownership.

Executive Physical Program

The Executive Physical Program ensures senior officers of Kelly Services monitor their health and general wellbeing on a regular basis. It makes good business sense for our senior officers to have an annual executive physical where the focus is on prevention and early detection of any health issues. Because of the critical nature of your position to Kelly, you are required to have an annual physical examination. Kelly has contracted with two local executive physical facilities to provide this service, or you may choose to use your own personal physician. You will be provided with a copy of the program details for your review.

Other Conditions of Employment

This offer of employment is contingent upon the following contingencies: (a) successful completion of a Kelly Services and Customer background check if applicable (specific information about the scope of this background check will be separately provided to you); (b) your ability to submit documentary proof of your identity and your right to work in the United States; and (c) your execution of all required documents, including: Kelly’s Confidentiality, Non-Competition and Non-Solicitation Agreement(s), Statement and Acknowledgements Regarding Former Restrictive Employment agreement(s) (the “Acknowledgements”), and Dispute Resolution and Mutual Agreement to Binding Arbitration (each in the agreed-upon form). This offer will be withdrawn if any of the above conditions are not satisfied.

Representations

By accepting this offer, you represent that you believe you are able to accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, such as non-competition, non-solicitation or other work-related restrictions imposed by a current or former employer. You also represent that you have informed the Company about any such restrictions as set forth in the Acknowledgements and provided any agreements between you and your current or former employer describing such restrictions on your activities. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with the Company. If you have any questions about the ownership of particular documents or other information, you should discuss such questions with your former employer before removing or copying the documents or information.

Chris, to accept this offer, please review, sign and return via email, no later than Friday, August 1, 2025. If you have any questions about your offer, please reach out to [***].

We look forward to your joining Kelly – where we believe that the impact of the right person in the right job is limitless.

Sincerely,

/s/ Terrence Larkin

Terrence Larkin

Chairman, Board of Directors Kelly Services,

Inc.

Acceptance of Offer

I have read and understood, and I accept all the terms of the offer of employment as set forth in the foregoing letter. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in the foregoing letter, and this letter supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter of this letter.

ACKNOWLEDGED and ACCEPTED:

/s/ Christopher Layden	Christopher Layden	31-Jul-2025
Signature	Print Name	Date